UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2021

Modiv Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Newport Center Drive
Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 686-6348

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.	Other Events.

Earnings Conference Call with Stockholders

Modiv Inc. (the “Company”) held a conference call with its stockholders on May 20, 2021 to review the Company’s First Quarter 2021 operating results. A copy of the transcript of the May 20, 2021 conference call is attached hereto as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 8.01 disclosure. A replay of the conference call is also available on the Company’s website at www.modiv.com.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business. Such statements are not intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods, market outlook, strategic objectives and growth strategy. These forward-looking statements can be identified by the use of words such as “believes,” “potential,” “may,” “will,” “should,” “intends,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 9.01.	Financial Statements and Exhibits.

99.1    Transcript of the May 20, 2021 Earnings Conference Call with Modiv Inc. Stockholders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIV INC. (Registrant)

By:	/s/ RAYMOND J. PACINI
	Name:	Raymond J. Pacini
	Title:	Chief Financial Officer

Date: May 24, 2021

Exhibit 99.1

Transcript of the May 20, 2021 Earnings Conference Call with Modiv Inc. Stockholders

MAYO: Welcome to Modiv’s First Quarter 2021 Earnings Call, thank you for joining us. I am Sarah Mayo, head of investor relations at Modiv. Please note, this call is being recorded, and all external participants are in a listen-only mode. In the latter part of the call, we will move to a question-and-answer session. At the bottom of your screen, you will see a button labeled “Q&A”. You are welcome to type your question into the questions box at any time during the call, and we’ll get through as many as we can, time permitting.

Joining us today are Aaron Halfacre, our Chief Executive Officer; Ray Pacini, our Chief Financial Officer; and Mitch Germain, our Chief Capital Officer.

Before I turn the call over to Aaron, I would like to remind everyone that certain statements in this earnings call which are not historical facts will be forward-looking under federal securities laws. Although Modiv believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Modiv's actual results may differ materially from these forward-looking statements, and factors that could cause these differences are detailed in our SEC filings, including our most recent Annual Report filed on Form 10-K and our most recent Quarterly Report filed on Form 10-Q. In addition, as stated more fully in our SEC reports, Modiv disclaims any intent or obligation to update these forward-looking statements except as expressly required by law.

Aaron, let me turn the call over to you.

HALFACRE: Thanks Sarah. Welcome everyone and thank you for joining Modiv’s inaugural earnings call covering the first quarter of 2021. Among the most critical components of our corporate strategy are a commitment to shareholder alignment and transparent communication. Accordingly, we will now host a call every quarter to discuss highlights of our financial results, provide an update on our operating portfolio and review progress on our strategic plan.

When I joined the company a little over two years ago, I pledged that our new strategy would put the needs of shareholders first and foremost. This included the internalization of our management function in late 2019, resulting in the removal of onerous fees, the creation of operational scale through a property management relationship with Colliers International, and the adherence to strict corporate governance standards.

Beyond our critical investor-first initiatives, we are also steadfast in taking a highly innovative approach to shareholder communication, through the establishment of this quarterly call – which is not typical for a non-listed company - and a continued pledge to keep shareholders apprised of strategic plan progress. We believe this commitment to communication is lacking across the non-traded real estate sector, particularly in the crowdfunding industry. We have sought to increase our outreach through emails, educational content, and social media, providing more insight into Modiv, our corporate philosophy and our investment portfolio. Along those lines, we have published an investor presentation, which details what you own, as well as an outlook for the company and real estate sector. We encourage you to visit our website, www.modiv.com, where you can find the resources and links to the materials I mentioned.

Just one year ago as Covid-19 intensified, the economy was reeling, and the real estate outlook was uncertain. I am proud of the way our team managed through this crisis. Our share price has already experienced a double digit increase even without the benefit of many of our strategic growth initiatives that are underway. Our operating portfolio was tested showing true strength and resiliency. And now, as we prepare for an exciting new chapter of growth, we are in a more favorable financial position, with solidified cash flows and a stronger balance sheet.

I will now hand the call over to our Chief Financial Officer, Ray Pacini, who will cover our earnings results, provide an update on our balance sheet and walk through our recently published estimate of Net Asset Value. Subsequently, Mitch Germain, our Chief Capital Officer, will provide some thoughts on the broader real estate market and an update on Modiv’s operating portfolio. Following their comments, I will conclude our prepared remarks with my thoughts on Modiv’s growth potential before we open up for Q&A.

Ray?

PACINI: Thank you Aaron. I would like to provide you with some insights into our first quarter financials from my perspective as your CFO.

First and foremost, we are introducing the concept of Adjusted Funds from Operations, or AFFO. Starting with last year’s 10-K, we have been providing greater transparency by reporting on AFFO in Management’s Discussion and Analysis section within our annual and quarterly reports, which are filed with the SEC. Like most REITs, we have a significant amount of depreciation which results in reported losses in our statements of operations and AFFO is considered a useful measure of operating performance. AFFO per share was $0.28 for the first quarter.

One financial measure we focus on is distributions as a percentage of AFFO, or dividend coverage ratio, in order to assess our ability to sustain the current annual distribution rate of $1.05 per share. First quarter distributions totaled $0.263, resulting in a coverage ratio of 106%. We will continue to monitor this throughout the year and if AFFO exceeds our target, we will pay a 13th dividend in January 2022 based on how long each investor held their shares throughout 2021. In determining whether a 13th dividend will be paid, the board of directors will review our 2021 operating performance in January 2022 and if our AFFO sufficiently exceeds distributions made during 2021, they will declare a 13th dividend based on a daily rate per share. Stockholders who hold our shares on the dividend declaration date in January 2022 will be eligible to receive any 13th dividend declared by the board based on the number of days they held their shares in Modiv during 2021 multiplied by the daily dividend rate.

While AFFO for the first quarter of 2020 of $0.48 per share was greater than the most recent quarter, the coverage ratio was only 91% with dividends of $.525 per share. The decrease in AFFO per share in the first quarter of this year compared with the comparable quarter of 2020 primarily reflects a $2.0 million decrease in revenue associated with the sale of eight properties which I will discuss in a minute.

G&A for the first quarter of 2021 was $3.3 million, which includes non-cash charges of $855,000 primarily related to our long-term performance plan. The plan was designed by our Board of Directors in conjunction with a nationally recognized compensation consultant. The plan provides for stock-based compensation to employees three years from now, in March 2024, which will be partially based on obtaining a specific FFO hurdle. Total compensation was benchmarked against a company peer group and then set below the average of that peer group. Further, beyond below-peer-average total compensation, our management team also agreed to take below-market cash compensation over the next three years in exchange for the aforementioned stock compensation, thereby aligning our management team with stockholders’ interests.

Additionally, during the last 12 months we instituted various measures to reduce cash basis G&A that was being incurred prior to our merger at the end of 2019. Specifically, we moved our office into a much smaller space which cut our office leasing costs by 89% and saves $554,000 per year, and we outsourced property management and property accounting which saves another $565,000 per year. In total our activities have allowed us to attract a highly experienced management team at below market values while also reducing cash G&A overhead through our various cost-saving initiatives.

We have raised a significant amount of cash over the last twelve months by selling eight properties that we did not consider to be long-term investments and refinancing mortgages for seven properties at lower interest rates. The property sales generated net proceeds of $24.0 million, after debt repayments, commissions and closing costs. The mortgage refinancings generated net proceeds of $8.9 million, and should have a positive impact on future earnings as we took advantage of a favorable interest rate environment. Capital generated from these activities was deployed toward share repurchases and repayments of short-term debt.

We also increased our liquidity by obtaining a larger line of credit, going from a $12.0 million line to a $22.0 million line which we can use for asset acquisitions and working capital. We are currently evaluating a number of potential acquisitions and hope to announce a successful acquisition in the coming months.

As we previously reported on May 5th, our net asset value (“NAV”) per share has increased 17% compared with a year ago, and 7% sequentially compared to the year-end estimate. This increase in the NAV has been driven by asset sales above previous appraised values, debt repayments and share repurchases which I described earlier, along with our successful lease renewal efforts and gradual improvements in real estate markets as we recover from the COVID pandemic. I’d like to remind shareholders that Cushman & Wakefield, a global real estate services firm, prepares this independent valuation on a quarterly basis and it is then reviewed by our board of directors who determine NAV per share each quarter.

Our balance sheet remains strong with $393 million book value of assets, compared with the $417 million estimated market value of assets in our NAV, and leverage of only 48%.

In conclusion, I would like to remind anyone who has not submitted your proxy for our Annual Meeting on June 30th to please do so ASAP so we can minimize our proxy solicitation costs. Now I will turn over our presentation to Mitch Germain, our Chief Capital Officer.

GERMAIN: Thanks Ray.

It’s a pleasure to be participating on this inaugural earnings call. I plan to share some insights on the broader real estate sector, public REIT market, and Modiv’s operating portfolio.

The broader real estate market has stabilized following pandemic-driven volatility in the Spring of 2020, as the outlook has brightened in conjunction with the vaccine roll-out. The vaccine roll-out has spurred employees’ return to the office, retail spending and mall traffic is improving, and hotel bookings are trending higher. From a macro perspective, a combination of Federal Reserve policy measures and low interest rates have supported asset values and limited the amount of distress. There has also been a significant increase in capital targeting alternative investments, with real estate and infrastructure gaining the most traction.

Despite this recovery, we look at these data points with caution. With regards to capital allocation, our strategy is centered on sectors with sound fundamentals and less pandemic-related risk; mainly mission-critical and operationally integral properties, with a preference for industrial and essential retail assets.

●    The industrial sector continues to benefit from e-commerce tailwinds. Online sales now represent almost one-quarter of total retail sales.
●    As for essential retail, our focus is on pharmacies, convenience stores, discount retailers, and certain quick service restaurant brands. These assets have exhibited resiliency across cycles and face less competition from e-commerce.

Shifting to the traded REIT market, stocks have rebounded over the last 12 months, with the REIT sector outperforming the broader equity markets on the year. After trading at a discount for the better part of the last several years, REITs are now trading at a premium to NAV. We believe this will spur both equity capital raising activity, while resulting in several high-profile M&A transactions. In particular, the recent merger between two net-lease REITS, Realty Income and Vereit, resulted in a combined enterprise value of $50 billion.

As for Modiv, we are generally pleased with results from our operating portfolio. The 38 properties are 100% occupied. Rent collections stand at 100%; this metric, which has trended above our peers since the onset of the pandemic, validates the high quality of our tenants, with roughly two-thirds of our rents derived from tenants with investment grade rated balance sheets.

During the quarter, we extended three leases. These extensions resulted in a positive outcome, as lease term was extended for five years, and capital requirements were limited. Further, discussions are underway with several tenants on renewals, as we look to extend the duration profile of our cash flows.

We look forward to updating you on our operating progress in the coming quarters. With that, I will turn the call back to Aaron for closing remarks.

HALFACRE: Thanks Mitch. Before we move on to Q&A I wanted to take some time to discuss why we believe Modiv is so unique, and review the pillars of our strategic plan.

Some may see Modiv as simply a non-traded net-lease REIT. However, we view Modiv as a technology-enabled real estate asset manager with the ability to harness significant growth potential by capitalizing on numerous opportunities within an evolving real estate industry. Our ability to combine solid real estate investing with financial innovation and technology provides us an opportunity for potential non-linear growth that is not typically found in a traditional real estate portfolio. Our capital raising methodology is unlike that of our REIT peers, which typically rely on commissioned financial intermediaries. The fact that each of you, as Modiv shareholders, owns the FinTech platform and the real estate combined, in one internally managed entity that pays zero external fees is one-of-a-kind. On so many levels, Modiv is a truly unique company amongst our peers in the non-listed real estate and crowdfunding industries. We believe this uniqueness, when combined with our experienced management team and our solid real estate investing, makes for a compelling investment opportunity even before factoring in our growth strategy.

As it relates to growth, the crowdfunding industry continues to gain significant momentum. Crowdfunding offers individual investors the ability to own high-quality real estate, typically only limited to institutions and the demand by individual investors to own real estate continues to grow rapidly. As for real estate sponsors, the ability to access this large pool of individual investors is compelling as crowdfunding tends to be less prone to the capital raising volatility compared to the traditional equity markets, thus offering sponsors the potential to raise equity throughout an economic cycle. We believe more and more reputable companies will turn to crowdfunding as a mechanism to fund future growth. We believe this will lead to growth within, and demand for, the crowdfunding industry. Additionally, we are seeing significant advances in the fast growing fintech and proptech industries where numerous companies are creating innovative combinations of real estate and technology that improve efficiencies, reduce expenses and enhance access for investors. It is upon these emerging industry trends that we have set our growth strategy.

Beyond our foundation of owning and continuously buying quality, income producing real estate leased to credit-worthy tenants, we believe we can achieve share price appreciation and revenue growth through a three-pronged strategic plan that involves:

●    First - Strategic Acquisitions. Acquiring or merging with other real estate portfolios and tech-enabled real estate related companies.
●    Second - Investment management. The offering of new and innovative real estate investment products that can generate fee income and increase franchise value as we continue to grow our assets under management just like a traditional asset management company.
●    and, Third - Venture investments. The opportunity to invest in emerging proptech and fintech platforms, including crowdfunding, can create meaningful capital appreciation in a synergistic way.

The successful execution of our strategic plan, when combined with the value potential of our existing crowdfunding platform and any future appreciation in our existing real estate portfolio, is designed to transform Modiv into a technology enabled alternative asset manager. We believe a successful transformation into a tech enabled alternative asset manager would result in meaningful multiple expansion, thereby creating share price appreciation greater than a traditional real estate investment. Ultimately, we believe a liquidity event, most typically realized by way of an IPO, sometime over the next 24-48 months could result in a solid investment return for all of our long-term investors. In the ensuing months, we look forward to sharing with you even more details as we execute our exciting growth strategy.

Ok, that concludes our prepared remarks. Before we take your questions, we want to wish all our shareholders and their loved ones the very best of health. Further, I want to thank the Modiv team for their hard work. Each of us is modivated to bring modern real estate investing to each of you.

MAYO: Thank you, Aaron. And now we'll open up the floor for investor Q & A. As a reminder, you may submit any questions you have by typing them into the Q & A box accessible by clicking the button, labeled “Q & A” located at the bottom of your screen. We'll try to get through as many questions today as we can, but in the event that we don't get to your question, we will follow up with you directly after the call. So the first question, and actually we had quite a few on this topic, the topic of COVID-19, so I'll paraphrase several of them. Could you discuss which properties have been adversely affected by the pandemic and what impacts, if any, do you expect to be lasting? Mitch, could you take that one?

GERMAIN: Sure. Thanks. And a great question. At the start of the pandemic, I probably would have said office and industrial. But now that we've got the vaccine rollout, enthusiasm toward those sectors has improved as employees are going back to work. We've seen a significant increase in travel. Retail is the one sector that we believe will continue to face headwinds, but we want to bifurcate retail between essential and non-essential. The essential retail which Modiv would consider owning includes discount retailers, grocers and pharmacies. Non-essential retail I would characterize as malls and big box retailers. They were facing headwinds prior to the pandemic, and that was really due to e-commerce, so I think that COVID-19 will only continue to intensify pressure on those sort of properties.

MAYO: Thanks, Mitch. Aaron anything you'd like to add on that one?

HALFACRE: Yeah, I'd say that, within our portfolio, some of the asset sales that we did were what Mitch described, what we deemed as non-essential retail that, in the event that you ever had something like this happen again, you wouldn't want to be exposed to those. So we were able to get rid of those and sell those to 1031 buyers who maybe didn't have the same perspective we did. So I think we did favorably there. As we look at, I've said this in the past, and I don't think it can be underestimated, COVID-19 was unique in terms of crises, as it relates to the real estate market. If you go back to the financial crisis of 2008-2009 with Lehman Brothers, you know, that was a debt related one where we had a Daisy chain event of over-levered balance sheets. And that caused a squeeze. This wasn't the case here. This was actually something that was really fundamental, it was the physical use of those properties. And you think about commercial real estate, its primary purpose is to physically co-locate a tenant with people and those people could be its customers or its employees. And when you have state or local mandates saying you can't physically co-locate, it really throws a wrench into the system of how it works. And so that's why we saw hotels really sell off. We don't own any hotels in our portfolio, but you saw hotels really get decimated because people couldn't stay there. So their guests couldn't be there, so they couldn't generate rent. So how does that work? Right. We're still seeing how that shakes out in office, right. Office in downtown Manhattan is still pretty much a ghost town. It depends on where you're at. And so those people who are paying for that rent or the people who own those properties have this sort of uncertainty there and it made pricing difficult, and it created a lot of volatility. We're starting to see a large swath of real estate get away from that and improve. I think we'll see continued improvement, but it's not without hesitation because it allowed for a lot of mix-up. So if you can't really value what your income stream is, even for a short period of time, then it makes it hard to know how you finance it. Do you buy, do you sell? And that's why you have a lot of price volatility, but I think we're getting past that. And, as you think about the increased fiscal stimulus, increasingly you're finding people talk about inflation and real estate is naturally an inflation hedge. And so I think that will bode well for real estate over time.

MAYO: Thanks Aaron. The next set of questions, I'm paraphrasing from a few submitted by Kevin, Mark and Carrie. What types of properties, geographies, and or tenants is Modiv starting to move away from and why? Same question. But on the flip side, what properties geographies, tenants is motive moving towards and how aggressive will our acquisition strategy be in 2021 through 2022

HALFACRE: Yeah, broadly speaking the property types that we are currently seeking fall into three buckets: retail, office and industrial. To further refine those categories in terms of what we're looking for, we're really looking for mission critical properties or those that are strategically integral to the business operations of the tenant occupying the building. Examples of this include food production, cold storage, industrial, manufacturing, research and development or lab space, essential retail that Mitch talked about and select quick service restaurant ideas, and even headquarters office buildings if they're core and integral to that business. The things we're trying to avoid are those things that aren't integral, things that could be easily replaced by new technologies. You know, we talk about Amazon and online sales where certain types of retailers are just really vulnerable. And so we don't want to own that just for the sake of owning it. There are others where you could have certain types of industrial or office buildings that aren't core to their business and they are overflow space or they're not that integral. So we're looking for things that are going to be sticky. And when I say sticky, it means that the tenant is likely to stay long-term and they're going to keep paying the rent no matter what. And so if you get the mission critical component, right, you become more agnostic to geography because if they have a location in a certain spot and this building is mission critical to them, then that building is important to them regardless of the location. That being said, we're generally going to be buying assets along the seaboards and along or across the Sunbelt. It doesn't mean we're opposed to buying them in the Midwest. We certainly have some assets there, but it really just drives on what's mission critical, what's going to be a sticky asset for that tenant. In terms of acquisition volume, you know, we've actually been quite active looking at deals. We've easily reviewed two to three hundred million dollars of potential deals, but we're also very selective because we're looking for the right types of assets. We've only submitted offers on about $60 million worth of deals over the last say, six months. Pricing has been volatile, like I mentioned before, aggressive on a lot of these deals, and we're not going to chase cap rates or overpay for assets just to do so. And so I expect a decent percentage of our offers to not be successful, but that said, we're hoping to announce in the next couple of weeks, our next acquisition. And as we look toward the balance of 2021 and early 2022, I believe it's reasonable to expect us to acquire over a hundred million dollars of properties.

MAYO: Thank you, Aaron. Next question comes from Matt. Who's wondering, Ray, could you provide any insight into how dividend proceeds are treated for tax purposes?

PACINI: I'd be happy to. For 2020, all distributions were return of capital since we had a taxable loss, primarily as a result of depreciation, along with other expenses, exceeding revenue. For 2021, we currently expect that a portion of your distributions will be capital gain from asset sales. And the balance is currently expected to be a return of capital, although that could change as the year unfolds.

MAYO: Thanks, Ray. We have a couple quick kind of housekeeping questions I'd like to address. Pamela is asking what she should do with the big package of printed information she received in the mail after she'd already voted online. Great question. I think that it can just be recycled. And Ray, would you like to say anything, a quick plug about the proxy vote?

PACINI: Yes. To the extent you haven't voted. I think I mentioned this in my prepared remarks. We'd appreciate it, if you vote your proxy either online or calling by phone as instructed in the proxy materials. The sooner you do that, the less money we will have to spend on soliciting proxies, sending email reminders, et cetera. Thank you.

MAYO: Thanks, Ray. Dave has a question. He has a self-directed IRA with Forge Trust, and he's wondering if he needs to maintain any cash in his account for IRA fees. Great question. The answer is no. Modiv, through our innovative relationship with Forge Trust, is covering all of the fees for your investments in Modiv. If you do have investments in your self-directed IRA with Forge Trust in any other non-Modiv assets, there may be fees related to that, and you'd need to get that information from Forge Trust, but broadly speaking, the answer is no to that question.

Our next question comes from Michael. Who's wondering why was the dividend reduced in 2020 when tenants are on long-term lease contracts and rent collections have been positive. When will we see dividends returned to historical levels? Aaron, could you speak to that?

HALFACRE: Sure. Best practice within the public REIT industry is to establish a dividend policy such that any dividend paid can be sustainably covered by AFFO on a long-term basis. Just like public dividend paying stocks in general, the dividend rate is really determined by the earnings of the company. It's not a bond, it's not a fixed thing, it's determined by the ebb and flow of the earnings of the company. Traditionally, non-listed REITs choose a dividend yield when they first launch a product and that dividend, because there's usually no properties in the portfolio on day one, that dividend isn't sustained or covered. A sponsor will typically launch a dividend, I mean launch a REIT with a dividend policy that they deemed to be attractive to investors with the hope that they will grow into that and have it fully covered over time.

As it relates to our company, the prior leadership, when they launched it back in 2016, decided to launch the REIT with a very high dividend yield. Over time it became evident that that dividend was not being covered by the cash flows and then when we rolled into last year with sort of a multi-month period where numerous tenants were getting or seeking rent relief. So even though we collected a hundred percent of the rent by the end of the year, there was a, probably a four month period where we weren't collecting a hundred percent of the rent. Those tenants made themselves whole by the end of the year, but there was a period of time where they weren't current. So cashflow was materially reduced for a period of time and that further eroded the coverage ratio that was already less than a hundred percent. And so the board of directors of Modiv made the very tough decision to reduce the dividend yield, to make sure it was covered so that was in best practices. If you pay a dividend that you can't cover, it's ultimately dilutive to investors. Many of our investors choose to re-invest their dividends into stock and so what happens is you effectively issue out stock that hasn't been matched with cashflow and that's dilutive to everyone long-term. So we felt it was really important to have a covered dividend.

If you look at any publicly-traded REIT, you're going to see the same thing. They're going to cover their dividend at least a hundred percent. As we heard in the prepared remarks by Ray, we're at 106% coverage right now, but I'll point out to you that the portfolio, as we mentioned is smaller. So a dividend on AFFO is from rents or cashflow from the properties. We've sold properties, so technically we have smaller cashflows than before, but we're still covering. We've made sure that dividends are covered. As we continue to buy assets, and I talked about sort of a plan to buy a hundred million dollars of acquisitions this year, and we're very selective in those to make sure they are accretive, that will increase cashflow. As we increase cashflow and keep our expenses in line, we'll have more earnings. Those earnings will enable us to increase the dividend yield. I think that'll first happen in the 13th dividend and then, with success over time, the regular monthly dividend. So the policy here is really to have a sustainable dividend, no one likes to cut a dividend. It's a very painful experience but you do it once. So you don't want to go and whipsaw investors up and down and say, well, it's up to this percent. Now it's down. You want to be sustainable. So I think what we're doing is something that requires a little patience by investors. They have to know that their stock is going to be worth more as we institute this policy that the dividend will increase as we buy more properties if those properties are accretive to the portfolio. I think reasonably though the 7% yield that was historically launched was a fixed yield and it was not one that, you know, the property, the markets are just not producing that kind of yield. I mean, we're looking at cap rates out there, with I think the ten-year treasury at less than 2% it's really hard to find real estate that's going to yield way more than 7%. Because there are just costs associated with owning real estate. So you'd have to almost buy properties that are yielding nine or 10%. And there are some of them out there that are like that, but they're very risky assets and so if you bought those, then you're more at risk of losing the value of your cash. And so most of the cap rates we're trying to buy are probably, you know, they're in the six handle percentage and so a percentage of that gets its way into a dividend, but there are many assets that are trading for less than six, less than 5% cap rates. And so those types of cap rates, if you look at a publicly-traded REITs, they might be paying dividends at a three and a half percent rate. And so I can assure you that by our policy, that we're distributing the cashflow and we will continue to look to increase the dividend along with share price appreciation. But the policy we have in place is not simply to go right back to a dividend that can't be sustained on the long-term.

PACINI: The thing I'd add to that is the 13th dividend is designed to reward long-term investors. So if you hold your shares for the entire year, you'll receive 100% of the 13th dividend. If you sell your shares before January 2022, you won't be eligible for the 13th dividend. If you bought your shares in the middle of the year, you'd receive 50% of the 13th dividend provided you're still holding those shares in January.

GERMAIN: I was going to say, this is Mitch Germain. Just to provide some context of our dividend yield. I know some people have asked about that. The dividend yield is a function of our share price and it's lower because our NAV increased. And we're at 4.3% today. If we compare that to the traded REIT sector that's at 3%. So you know, as Aaron said, when you think about aligning earnings to, to what the payout should be, we're still trending above what the traded REIT sector looks like today.

MAYO: Thank you, Mitch. I want to just do a quick time check since we're running a few minutes past the half hour mark. We will, we are recording this call. And so if anyone needs to jump off we'll be distributing a link to watch the recording. If you can't make it to the end. Do you want to get through a couple more questions here? Aaron touched briefly on this topic, but Mitch, could you discuss what inflationary pressures may arise in the next year and how are our investments impacted by a possible inflation rise?

GERMAIN: Sure. Great question. I'll make it pretty quick. When you think about inflation, you're looking at rising prices and I think Aaron mentioned how real estate has historically been looked at as an inflationary hedge. As the pricing environment is pressured higher, we expect that to equate to higher rents and potentially to higher asset values. And so an inflationary environment could actually have positive impacts on our ability to capture higher rents from our tenants over time as leases expire, as well as hopefully higher asset values.

MAYO: Thank you, Mitch. This last question was actually asked by a handful of people. So broadly speaking, why would Modiv consider a public market listing?

HALFACRE: Yeah, it's a good question. In the simplest terms, Modiv's board of directors would consider a public market listing of Modiv, if it felt it would maximize shareholder value. As you may know, we are already a publicly filing company, so we're filing Qs and Ks. We're just simply not listed on a stock exchange. Our quarterly NAV process, which we instituted this year, allows for more frequent valuations, but the NAV process, which largely involves appraisals of real estate doesn't capture our FinTech, the full value of our FinTech platform and it doesn't necessarily reflect all the demand that you could have for your company. When you're a listed company, you have the supply demand equation that generally allows for stock prices to accelerate much more. So the good news is that we have our quarterly NAV process, that's more frequent and more transparent. So we know what the real estate values are, but it's not uncommon in listed companies for the value of the company to exceed the asset value that is prescribed by a valuation methodology. And so to choose to list would mean that you think that the company is undervalued and that there is going to be a greater realization of that value by listing on a stock exchange. I think it also increases liquidity for investors. Because then they can buy and sell freely. Right now, the mechanism we have is that obviously an investor can come in on any given day, and our process for redemptions, should we have available funds to redeem them, is on a monthly basis. So it's not, we have a degree of liquidity and some of the proceeds we used from the sale of assets allowed us to buy shares back last year at a lower NAV. So anyone who stayed invested in the company or stayed with the shares is benefiting from that. Because if we, if we buy back cheaper shares, that's generally better for the investors who were staying on, but we're constrained by the ability to, you know, only have cash available. We have to balance that with buying assets and doing other things like that. If you list on an exchange, then buyer and seller are matched and the cash flow doesn't change on the balance sheet. And so that makes the company, ultimately long-term more valuable. So that's a long way of saying that we would consider listing some time, at the right point in time, and we may not have it happen, but we would certainly consider it if it were a positive signal to our investors, and it created more value.

MAYO: Thank you, Aaron. I am going to have to close the floor now for Q&A as we're over time. Any questions that we didn't get to, I'll be following up with you after the call. Aaron, would you like to wrap this up?

HALFACRE: Yeah. I just want to thank everyone for your patience. I understand that you have choices out there. We are implementing a lot of positive changes. We have already done so. There are many more to come in the months ahead and I look forward to sharing some announcements that I think will be deemed even more positive. And just trust that you have a management team that is really institutional grade and all of us have come from much larger companies, from public companies, so we're operating this. It may feel a little different than what you had in the past, but the difference is you're getting really top level stewardship and a real focus on fiduciary standards of doing what's right for investors. We live and breathe this every day. We're looking at real estate, we're looking for investment opportunities. And I thank you for your patience. I thank you for participating in this call today, and we look forward to many future quarterly earnings calls.

MAYO: Thank you, Aaron. The earnings call has now concluded. Thank you everyone for participating. A copy of this recorded call will be made available on our website@www.modiv.com. You may now disconnect. Thanks.

HALFACRE: Thank you for joining us today. We're pleased with our performance and excited for what’s ahead of us this year. If you have additional questions, please don’t hesitate to contact our Investor Relations team.

MAYO: The earnings call has now concluded. Thank you for participating. A recorded copy of this call will be made available on our website at www.modiv.com. You may now disconnect.